Exhibit A

Joint Filing Statement

We, the undersigned, hereby express our agreement that the attached Schedule 13D is, and any further amendments thereto signed by or on behalf of each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This agreement may be terminated with respect to the obligations to jointly file future amendments to such statement on Schedule 13D as to any of the undersigned upon such person giving written notice thereof to each of the other persons signatory hereto, at the principal office thereof.

Dated: November 26, 2012

AUTOTRADER GROUP, INC.

By:	/s/ Dallas S. Clement
Name:	Dallas S. Clement
Title:	Executive Vice President and Chief Financial Officer

COX ENTERPRISES, INC.

By:	/s/ Charles N. Bowen
Name:	Charles N. Bowen
Title:	Assistant Secretary

PROVIDENCE EQUITY PARTNERS VI L.L.C.

By:	/s/ Paul J. Salem
Name:	Paul J. Salem
Title:	Senior Managing Director